UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INTERNATIONAL SHIPHOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

__________________________________________________________________

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INTERNATIONAL SHIPHOLDING CORPORATION

18th Floor

RSA Battle House Tower Office Building

11 North Water Street, Suite 18290

Mobile, Alabama 36602

________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

________________________

TO COMMON STOCKHOLDERS OF INTERNATIONAL SHIPHOLDING CORPORATION:

We will hold our annual meeting of stockholders in the Executive Board Room, 18th Floor, RSA Battle House Tower, 11 North Water Street, Suite 18290, Mobile, Alabama, on Wednesday, April 30, 2014, at 2:00 p.m., Central Time, for the following purposes:

(i)to elect as directors for a one-year term the eight nominees named in the accompanying proxy statement;

(ii)to approve an amendment to our certificate of incorporation to increase the number of shares of preferred stock authorized for issuance;

(iii)to ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accountants, as our independent auditors for 2014;

(iv)to hold an advisory vote on our executive compensation as disclosed in the accompanying proxy statement; and

(v)to transact any other business that may properly come before the meeting or any adjournment thereof.

Only common stockholders of record at the close of business on March 5, 2014 are entitled to notice of and to vote at the annual meeting.

You are all cordially invited to attend the meeting in person.  Regardless of whether you expect to attend the meeting, it is important that you vote online or by telephone, or, if you have received a paper copy of our proxy materials, by completing, signing, and dating the enclosed proxy card and mailing it in the accompanying envelope as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS

R. CHRISTIAN JOHNSEN

Secretary

Mobile, Alabama

March 13, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON APRIL 30, 2014:

This proxy statement and our 2013 annual report are available at

http://www.astproxyportal.com/ast/03200/

INTERNATIONAL SHIPHOLDING CORPORATION

18th Floor

RSA Battle House Tower Office Building

11 North Water Street, Suite 18290

Mobile, Alabama 36602

________________________

PROXY STATEMENT

________________________

GENERAL INFORMATION

The 2014 annual meeting of stockholders (the “Annual Meeting”) of International Shipholding Corporation (the “Company” or “we”) will be held on Wednesday, April 30, 2014, at 2:00 p.m., Central Time, in the Executive Board Room, 18th Floor, RSA Battle House Tower, 11 North Water Street, Suite 18290, Mobile, Alabama.

This proxy statement describes in detail the matters proposed by your Board of Directors (the “Board”) to be considered and voted upon at the Annual Meeting.  We are furnishing this proxy statement and the accompanying annual report (the “Proxy Materials”) to our stockholders to solicit proxies on behalf of our Board for use at our Annual Meeting.

This year, we are once again giving our stockholders an option of receiving their proxy materials electronically or in paper form.  The U.S. Securities and Exchange Commission’s proxy rules allow companies to furnish proxy materials to stockholders by allowing them to access material on the internet instead of mailing a printed set to each stockholder, unless the stockholder requests delivery by traditional mail or electronically by e-mail.  In accordance with these rules, beginning on or about March 13, 2014, we began mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders and made our Proxy Materials available online.  As discussed in greater detail below, the Notice contains instructions on how to access our Proxy Materials on the internet, as well as how to vote online, by telephone, or in person at the Annual Meeting.  Most stockholders will not receive printed copies of the Proxy Materials unless requested.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THIS PROXY STATEMENT

Why did I receive a one-page “Notice of Internet Availability of Proxy Materials” instead of a full set of proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are electing to furnish Proxy Materials to our stockholders on the internet rather than mailing printed copies of those materials to each stockholder.  If you received a Notice by mail, you will not receive a printed copy of our Proxy Materials unless you request one.  Instead, the Notice will instruct you as to how you may access and review the Proxy Materials on the internet.  If you received a Notice by mail and would like to receive a printed copy of our Proxy Materials, please follow the instructions included in the Notice.

What is the purpose of the meeting?

At the Annual Meeting, stockholders will be asked to (i) elect eight directors; (ii) approve an amendment to our certificate of incorporation to increase the number of shares of preferred stock authorized for issuance (the “charter amendment”); (iii) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014; (iv) approve, by non-binding vote, the compensation of our named executive officers as disclosed in this proxy statement (the “say-on-pay” vote); and (v) transact any other business that may properly come before the meeting or any adjournment thereof.

Who is entitled to vote?  How many votes may I cast?

Only holders of our shares of common stock, $1.00 par value per share (the “Common Stock”), as of the close of business on the record date, March 5, 2014, are entitled to receive notice of the Annual Meeting and to vote on the proposals at the Annual Meeting, or any postponement or adjournment of the meeting.  Each share of Common Stock outstanding on the record date entitles its holder to cast one vote with respect to the election of each director nominee and one vote on each of the other matters presented for a vote at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

On the record date, there were 7,252,820 shares of Common Stock outstanding.  The holders of a majority of our outstanding shares of Common Stock as of the record date must be present, in person or represented by proxy, at the Annual Meeting in order to constitute a quorum, hold the meeting, and conduct business.  Your shares will be counted as present at the Annual Meeting if you:

•	are present in person at the Annual Meeting;
•	have voted online or by telephone in accordance with the instructions provided in these materials; or
•	have properly submitted a proxy card.

Who may attend the meeting?

All common stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.  Please note that if you are the beneficial owners of shares held in “street name,” you will need to bring acceptable proof of ownership, such as a copy of your brokerage statement or similar documentation reflecting your stock ownership as of the record date, and, if you intend to vote those shares at the Annual Meeting, a notarized affidavit from the broker stating that the shares have not been voted.

What is the difference between being a “stockholder of record” and being the beneficial owner of shares held in “street name”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record,” and you may directly vote those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.”  As such, we have requested that our Proxy Materials be made available to you by your broker, bank, or nominee, who is considered, with respect to those shares, the stockholder of record.

How do I vote?

If you are a stockholder of record:  You may vote by telephone or online by following the instructions on the Notice or, if you received a printed copy of these Proxy Materials, you may complete and properly sign the accompanying proxy card and return it to us.  If you submit your vote timely by any of these methods, your vote will be cast as you direct.  Please do not return a proxy card if you vote by telephone or internet.

If you are the beneficial owner of shares held in street name:  As the beneficial owner, you have the right to instruct your broker, bank, or nominee how to vote your shares by using any voting instruction card supplied by them or by following their instructions for voting by telephone, the internet, or in person.

Even if you plan to attend the Annual Meeting, we recommend that you vote in advance of the meeting.

Once I deliver my proxy, can I revoke or change my vote?

You may revoke your proxy at any time prior to it being exercised by filing a written revocation or duly executed proxy bearing a later date with our Secretary.  The proxy will be deemed revoked if you are present at the Annual Meeting and elect to vote in person.

What vote is required to approve each proposal?  How are votes counted?  How does the Board recommend I vote on each proposal?

The following chart explains your voting options with regard to each proposal to be voted upon at the Annual Meeting, how we recommend that you vote, and the vote required for that proposal to be approved.

Proposal	Your Voting Options	Board’s Recommendation	Vote Required for Approval
(1) Election of directors	You may vote “FOR” all nominees or choose to “WITHHOLD” your vote for one or more of the nominees.	The Board recommends you vote FOR each of the eight nominees.	plurality of the votes cast by holders of Common Stock present in person or represented by proxy and entitled to vote on the election of directors*
(2) Charter amendment to increase the authorized number of shares of our preferred stock	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting.	The Board recommends you vote FOR approval of the charter amendment.	affirmative vote of the holders of a majority of all outstanding shares of Common Stock
(3) Ratification of selection of our auditors	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting.	The Board recommends you vote FOR ratification of our selection of PricewaterhouseCoopers LLP as our auditors for 2014.	affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal
(4) Say-on-pay (advisory)	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting.	The Board recommends you vote FOR approval of our executive compensation as disclosed in this proxy statement.	affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal

*Assuming that a quorum is present at the Annual Meeting, the eight director nominees receiving the greatest number of votes cast will be elected as directors.

What are the effects of abstentions and broker non-votes on each proposal?

Abstentions will be treated as present for purposes of determining a quorum.  Abstentions will have no effect on the election of directors but will have the effect of a vote “AGAINST” the remaining proposals (the charter amendment, the ratification of the selection of our auditors, and say-on-pay).

If you hold your shares in street name and do not provide voting instructions to your broker, bank, or other nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).  In that case, your shares will be considered present at the meeting for purposes of determining a quorum, but may not be considered to be represented at the meeting for purposes of calculating the vote with respect to such proposal.  Under New York Stock Exchange (“NYSE”) rules, brokers generally have discretionary authority to vote without instructions from beneficial owners on the ratification of the selection of our auditors.  However, they do not have discretionary authority to vote, without instructions, on (i) the election of directors, (ii) the charter amendment, or (iii) the say-on-pay proposal.  Accordingly, broker non-votes will have no effect on the election of directors or the say-on-pay proposal.  However, with regard to the charter amendment, because approval requires the affirmative vote of the holders of a majority of all shares of our Common Stock (without regard to whether holders are present in person or represented by proxy at the Annual Meeting), a broker non-vote will have the same effect as a vote AGAINST the proposal.

Could other matters be considered and voted upon at the Annual Meeting?

The Board does not expect to bring any other matter before the Annual Meeting and it is not aware of any other matter that may be considered at the Annual Meeting.  In addition, under our bylaws, the time has expired for any stockholder to properly bring a matter before the Annual Meeting.  However, any other matter that properly comes before the Annual Meeting will be decided by the vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter, except where a different vote is required by statute, our certificate of incorporation, or our bylaws.  Further, if any other matter does properly come before the Annual Meeting, the proxy holder will vote the proxies in his discretion.

What happens if the Annual Meeting is postponed or adjourned?

Unless we change the record date and re-solicit proxies, your proxy will still be valid and may be voted at the postponed or adjourned meeting.  You will still have the right to change or revoke your proxy until it is voted.

Who pays for soliciting proxies?

We pay all costs of soliciting proxies.  We may have our employees or other representatives solicit proxies by mail, personal interview, telephone, facsimile, or e-mail.  Additionally, we will request that banks, brokerage houses, and other institutions, nominees, and fiduciaries forward the Proxy Materials to their principals and obtain authorization for the execution of proxies.  We will, upon request, reimburse such parties for their expenses incurred in connection therewith.

How do I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  The final voting results will be published in a current report on Form 8-K, which we will file with the SEC within four business days after the Annual Meeting, and will be posted on our website at www.intship.com under Investor Relations.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

As of our record date, March 5, 2014, the persons named below were, to our knowledge, the only beneficial owners of more than 5% of our outstanding shares of Common Stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), other than Niels M. Johnsen, whose beneficial ownership of our Common Stock is described in the next table.  Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
The Niels W. Johnsen Family 2011 Trust Niels W. Johnsen(2) One Whitehall Street New York, New York 10004	867,107(3)	11.96%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	613,223(4)	8.45%
T. Rowe Price Associates, Inc. T. Rowe Price Small-Cap Value Fund, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	474,450(5)	6.54%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	413,305(6)	5.70%

(1)Calculated on the basis of 7,252,820 shares of our Common Stock outstanding on our record date of March 5, 2014.

(2)Niels W. Johnsen, who co-founded our Company with his late father, Niels F. Johnsen, and brother, Erik F. Johnsen, served as our Chairman and Chief Executive Officer from 1979 until his retirement in 2003 and continued to serve on our Board until 2009.  As of March 5, 2014, Niels W. Johnsen, Erik F. Johnsen, and their spouses, children (including Niels M. Johnsen and Erik L. Johnsen), and grandchildren (collectively, the “Johnsen Family”) beneficially owned an aggregate of 1,505,048 shares or approximately 20.75% of our Common Stock.  To the extent they act together, the Johnsen Family may be deemed to control our Company.

(3)Based on information contained in Schedule 13G/A filed with the SEC on May 19, 2011.  Of the total shares reported as beneficially owned, 642,485 are directly owned by the Niels W. Johnsen Family 2011 Trust (the “NWJ Trust”), while the remaining 224,622 shares are owned by Caltar Corporation (“Caltar”), in which the NWJ Trust has a controlling interest.  Mr. Niels W. Johnsen, as a trustee and the lifetime income beneficiary of the NWJ Trust and as President and director of Caltar, shares voting and investment power over all reported shares.  Mr. Johnsen’s son, Niels M. Johnsen, also shares voting and investment power over these same shares.  Please see note 3 to the next table appearing under the heading “Stock Ownership of Management.”

(4)Based on information contained in Schedule 13G/A filed with the SEC on February 10, 2014, all of the reported shares are owned by investment advisory clients of Dimensional Fund Advisors LP (“Dimensional Fund”).  To Dimensional Fund’s knowledge, no such client has an interest relating to more than 5% of our Common Stock.  As investment advisor, Dimensional Fund has (i) sole voting power with respect to 603,643 shares and (ii) sole dispositive power with respect to all reported shares.  Dimensional Fund expressly disclaims beneficial ownership of the reported shares.

(5)Based on information contained in Schedule 13G/A filed with the SEC on February 10, 2014 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“TRP Fund”), a registered investment company sponsored by Price Associates to which it also serves as investment advisor, all of the reported shares are owned by investment advisory clients of Price Associates and such clients have the right to receive proceeds from the sale of such shares.  According to this report, only State Street Bank and Trust Company, as custodian for the TRP Fund, has the right to receive proceeds from the sale of the 450,000 shares reported as owned by the TRP Fund.  To Price Associates’ knowledge, no other advisory client has an interest relating to more than 5% of the class of securities to which the Schedule 13G/A relates.  As investment advisor, Price Associates has (i) sole voting power with respect to 22,850 shares and (ii) sole dispositive power with respect to all reported shares, and TRP Fund has sole voting power over 450,000 shares.

(6)Based on information contained in Schedule 13G/A filed with the SEC on January 29, 2014 by BlackRock, Inc., which has sole voting power over 404,806 shares and sole investment power over all reported shares.

Stock Ownership of Management

The table below sets forth certain information concerning the beneficial ownership, as of our record date of March 5, 2014, of our Common Stock by (i) each director, (ii) each executive officer for whom compensation information is disclosed under the caption “Executive Compensation” (our “Named Executive Officers”), and (iii) all of our directors and executive officers as a group, determined in each case in accordance with Rule 13d-3 of the Exchange Act.  Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Directors
Niels M. Johnsen(2).................................................	1,109,591(3)(4)	15.30%
Erik L. Johnsen(2).....................................................	191,738(4)(5)	2.64%
Harris V. Morrissette.................................................	7,554	*
Edwin A. Lupberger...................................................	6,554	*
T. Lee Robinson, Jr..................................................	4,022	*
James J. McNamara.................................................	3,854	*
H. Merritt Lane III.....................................................	3,554	*
Kenneth H. Beer.......................................................	3,554	*
Named Executive Officers(6)
Manuel G. Estrada.....................................................	18,469(4)	*
Peter M. Johnston.....................................................	9,354(4)	*
All directors and executive officers as a group
(10 persons)(7).........................................................	1,358,244	18.73%

* Less than 1 percent.

(1)Calculated on the basis of 7,252,820 shares of our Common Stock outstanding on our record date of March 5, 2014, and includes any shares the director, officer, or group has the right to acquire within 60 days.

(2)As of March 5, 2014, the Johnsen Family (Niels W. Johnsen, Erik F. Johnsen, their spouses, children (including Niels M. Johnsen and Erik L. Johnsen), and grandchildren) beneficially owned an aggregate of 1,505,048 shares or approximately 20.75% of our Common Stock.  To the extent they act together, the Johnsen Family may be deemed to control our Company.

(3)Includes 867,107 shares that are also reported as beneficially owned by Niels M. Johnsen’s father, Niels W. Johnsen in note 2 of the previous table appearing under the heading “Stock Ownership of Certain Beneficial Owners,” consisting of 642,485 shares held directly by the NWJ Trust, of which Niels M. Johnsen is a trustee and 224,622 shares owned by Caltar, an entity controlled by the NWJ Trust and of which Niels M. Johnsen is a vice president, director, and shareholder.

(4)In addition to the shares reported in this table, each of these Named Executive Officers holds the following number of restricted stock units (“RSUs”) as of March 5, 2014:  each of Niels M. Johnsen and Erik L. Johnsen, 50,000; Mr. Estrada, 21,875; and Mr. Johnston, 11,875.  For more information regarding the RSUs granted under our long-term incentive program, please see the section entitled “Compensation Discussion and Analysis.”

(5)Includes 10,950 shares held in trust for Erik L. Johnsen’s children, of which he is a trustee.

(6)Information regarding shares beneficially owned by our two other Named Executive Officers, Niels M. Johnsen and Erik L. Johnsen, appears immediately above under the caption “Directors.”

(7)Includes 867,107 shares for which the reporting director or officer shares voting and investment powers.  This figure does not include 107,000 RSUs held by our Named Executive Officers (see note 4 above).

ELECTION OF DIRECTORS
(PROPOSAL 1)

Our directors are elected annually by plurality vote of our common stockholders.  Our board currently has eight directors.  Unless authority to vote for the election of directors is withheld, the persons named in our proxy cards will vote for the election of the eight nominees named below to serve until the next annual meeting or until their successors are duly elected and qualified.

Each of the eight director nominees is an incumbent director nominated for re-election by the Board, acting upon the recommendation of its Nominating and Governance Committee.  The Board has determined that six of the nominees – Messrs. Beer, Lane, Lupberger, McNamara, Morrissette, and Robinson – qualify as independent directors under the independence standards of the SEC and the NYSE, on which our Common Stock is listed.  For additional information on our nomination process, see the section immediately following the nominees’ biographies, “Director Nominating Process and Considerations.”  In the unanticipated event that any of the nominees cannot be a candidate at the Annual Meeting, the shares represented by the proxies will be voted in favor of such replacement nominees as may be designated by the Board, without re-soliciting proxies.  In no event will the proxies be voted for more than eight nominees.

Listed below is biographic information for each director nominee, including any other public company directorships held currently or at any time during the last five years, and each director’s experiences, qualifications, attributes, or skills that led the Nominating and Governance Committee and our Board to determine that he should be re-nominated to serve as one of our directors.

The Board of Directors recommends a vote FOR each of the nominees named below.

es 867,107 shares for which the reporting director or officer shares voting and investment powers. This figure does not include 107,000 RSUs held by our Named Executive Officers (see note 4 above).
Name and Age	Business Experience, Qualifications, and Skills	Director Since
Niels M. Johnsen, 68

Niels M. Johnsen has served as our Chairman and Chief Executive Officer since 2007.  He served as President of International Shipholding Corporation from 2003 until 2007.  Mr. Johnsen joined our subsidiary Central Gulf in 1970 and held various positions before being named President of International Shipholding Corporation in 2003.  He also serves as Chairman of each of our principal subsidiaries.  Mr. Johnsen was a trustee and director of Atlantic Mutual Companies from 2002 to 2010.  Mr. Johnsen is a member of and former Chairman of the Board of National Cargo Bureau, Inc., Trustee and Lay Vice President of the Seamen’s Church Institute, and a member of the American Bureau of Shipping, National Defense Transportation Association and Navy League of the United States.  Mr. Johnsen is the cousin of Erik L. Johnsen.

Key Qualifications, Experiences, and Skills:

•  Executive experience in the marine transportation industry

•  Experience as our chief executive

1988
Erik L. Johnsen, 56

Erik L. Johnsen is our President.  He joined Central Gulf in 1979 and held various positions before being named President of International Shipholding Corporation in 2007.  Mr. Johnsen was Vice President of International Shipholding Corporation from 1987 until 2007.  In 1997, he was named as Executive Vice President and President of each of our principal subsidiaries.  He is responsible for all operations of the Company’s vessel fleet and leads the Company’s Ship Management Group.  He is the cousin of Niels M. Johnsen.

Key Qualifications, Experiences, and Skills:

•  Executive experience in the marine transportation industry

•  Experience as one of our most senior executives

1994

Kenneth H. Beer, 56

Kenneth H. Beer has served as Senior Vice President and Chief Financial Officer of Stone Energy Corporation since 2005.  Between 1992 and 2005, Mr. Beer was a partner at the investment banking firm of Johnson Rice & Company in New Orleans, Louisiana, where he served as director of research and a senior energy analyst for the firm.  Mr. Beer serves on the board of managers for both J.P. Morgan Venture Capital and Corporate Finance Private Equity Funds.  He serves on the board of the New Orleans Children’s Hospital where he previously served as Chairman of the Board and Chairman of the Finance Committee.  Mr. Beer is also on the board of Isidore Newman School in New Orleans.  Mr. Beer currently serves on our Audit Committee and the Compensation Committee.

Key Qualifications, Experiences, and Skills:

•  Qualifies as an “audit committee financial expert”

•  Expertise in finance and investment banking

•  Executive of a publicly-owned company

2009
H. Merritt Lane III, 52

H. Merritt Lane, III has served as the President and Chief Executive Officer of Canal Barge Company, Inc. since 1994 and as a director of that company since 1988.  Mr. Lane is actively involved in industry affairs, including serving as Past Chairman and Past Treasurer of the Board of Directors of the American Waterways Operators, as a Vice-Chairman of the Waterways Council Inc., and as a director of the National Waterways Foundation and the U.S. Coast Guard Foundation. He also serves on the board of directors of Hibernia Homestead Bancorp, a publicly-traded company, and Pontchartrain Materials Company, a privately-owned company based in New Orleans, Louisiana. Mr. Lane is active in numerous civic organizations, including the Business Council of New Orleans & the River Region. Mr. Lane is the current Chairperson of our Audit Committee and a member of our Nominating and Governance Committee.

Key Qualifications, Experiences, and Skills:

•  Executive experience in the marine transportation industry

•  Experience as a chief executive of a privately-owned company

•  Finance experience that qualifies him as an “audit committee financial expert”

•  Director of another publicly-owned company

2004

Edwin A. Lupberger, 77

Edwin A. Lupberger has served as President of Nesher Investments, LLC since 1998. Previously, Mr. Lupberger served as Chairman of the Board and Chief Executive Officer of Entergy Corporation from 1985 to 1998.  Prior to 1985, Mr. Lupberger served as Senior Vice President & Chief Financial Officer and director of Indianapolis Power & Light.  Mr. Lupberger served as a board member of the United States Chamber of Commerce, holding several leadership positions, including Chairman of the Board and Chairman of the Executive Committee.  Mr. Lupberger served as a director of the First Commerce Corp. and First National Bank of Commerce before BankOne acquired them, finally serving as an advisory director of BankOne New Orleans. Mr. Lupberger is the current Chairperson of our Compensation Committee and a member of our Audit Committee.

Key Qualifications, Experiences, and Skills:

•  Experience as a chief executive of a publicly-owned company

•  Finance experience that qualifies him as an “audit committee financial expert”

•  Former director of other publicly-owned companies

1988
James J. McNamara, 71

James J. McNamara is the former President of National Cargo Bureau, Inc., a non-profit organization that provides inspection services and surveys that are incidental to the loading and unloading of vessels, a position he held from 1993 until his retirement in March 2010.  Mr. McNamara also serves as (i) the Chairman of the Maritime Industry Museum, Fort Schuyler, Bronx, New York (ii) Board of Directors, International Cargo Gear Bureau,  (iii) Vice President of Standing Committee of the Marine Society of New York, (iv) past trustee of the Seamen’s Church Institute and National Maritime Historical Society.  Mr. McNamara has over 40 years of maritime experience, working in various capacities primarily with National Cargo Bureau, Inc.  Mr. McNamara is currently a member of our Compensation Committee and our Nominating and Governance Committee.

Key Qualifications, Experiences, and Skills:

•  Executive experience in the marine transportation industry

•  Expertise in vessel inspection and cargo handling

2008
Harris V. Morrissette, 54

Harris V. Morrissette currently serves as President of China Doll Rice and Beans, Inc., a position he has held since 2007. Previously, Mr. Morrissette served as Chief Executive Officer of Marshall Biscuit Company, Inc. from 1994 to 1997.  Mr. Morrissette currently serves on the board of directors of Banctrust Financial Group, Inc. and is a Trustee of Williamsburg Investment Trust, both of which are publicly-traded companies.  In addition, he also serves on the board of directors of White-Spunner Construction, Inc., a privately-owned company based in Mobile, Alabama. Mr. Morrissette served on the board of directors of EnergySouth, Inc. from 2001 until the Company was sold in 2008.  He is also a board member of the Business Council of Alabama and the Economic Development Partnership of Alabama.  Mr. Morrissette currently serves on our Board’s Compensation Committee and our Nominating and Governance Committee.

Key Qualifications, Experiences, and Skills:

•  Experience as a chief executive of a privately-owned company

•  Director of other publicly-owned companies

2009

T. Lee Robinson, Jr., 51

Since 2000, T. Lee Robinson, Jr. has been President, Chief Executive Officer, and a director of OHC, Inc., a family-owned import/export hardwood lumber company specializing in industrial wooden components for the transportation and utility industries.  Prior to then, Mr. Robinson served as Vice-President of OHC in charge of Purchasing and Ocean Freight from 1992 to 1999.  Mr. Robinson also serves as chairman of the New Orleans Branch Board of the Federal Reserve Bank of Atlanta and, in 2011, completed the Corporate Governance program at University of Pennsylvania’s Wharton School of Business. Mr. Robinson currently serves on the Seamen’s Foundation Trust, Inc. of Mobile, Alabama and the Audit Committee for the Catholic Foundation Archdiocese, Inc. of Mobile, Alabama.  Mr. Robinson currently serves as the Chairperson for the Board’s Nominating and Governance Committee and as a member of our Audit Committee.

Key Qualifications, Experiences, and Skills:

•  Experience as a chief executive of a privately-owned company

•  Expertise in finance

•  Expertise in import-export regulations

2008

Director Nominating Process and Considerations

Nominations for the election of directors at our annual stockholder meetings may be made by the Board (upon the receipt of recommendations of the Nominating and Governance Committee) or by any common stockholder of record who complies with the nominating procedures prescribed by our by-laws.  For the meeting this year, the Board has nominated the eight nominees listed above to stand for election as directors, and did not receive any stockholder recommendations.  For further information on the ability of our stockholders to nominate directors, please see the information below under “Ability of Stockholders to Nominate Directors.”

In connection with assessing the needs of the Board, the Nominating and Governance Committee seeks to promote appropriate diversity on the Board of professional background, experience, expertise, and perspective.  However, the Nominating and Corporate Governance Committee has not adopted a formal policy with regard to diversity.  The Nominating and Governance Committee’s policy is to identify individuals qualified to fill any vacant director positions or to stand for re-election based on input from senior management and all Board members and the following general criteria:

•	directors should possess practical wisdom, sound judgment, and a broad range of experience that is relevant to the Company’s business and is complementary to the background of the other directors; and
•

directors should be committed to devoting the time necessary to carry out their responsibilities, serving on the Board for a sufficient period of time to develop knowledge about the business, and objectively representing the best interests of the Company’s stockholders.

In connection with determining the current composition of the Board, the Nominating and Governance Committee assessed the diverse range of skills and experience of our directors outlined above, coupled with the judgment that each has exhibited and the knowledge of our operations that each has acquired in connection with their service on the Board.  In addition, the Nominating and Corporate Governance Committee seeks candidates committed to representing the interests of all stockholders and not just any particular constituency.  The Nominating and Governance Committee believes that our directors possess a wide range of backgrounds, perspectives, skills, and experiences.

Ability of Stockholders to Nominate Directors

Our by-laws permit our common stockholders to nominate candidates for director, provided that they follow the notice procedures specified in our by-laws.  Under our by-laws, any such stockholder interested in making a nomination generally must deliver written notice to our secretary not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of stockholders.  The nominating stockholder’s written notice must include (i) the name and address of the nominating stockholder and beneficial owner, if any, as they appear in our books; (ii) a description of the class or series and number of our shares owned by the nominating stockholder and beneficial owner; (iii) a description of, among other things, any “derivative interest,” arrangement pursuant to which the nominating stockholder has the right to vote any of our shares, “short interests,” and rights to dividends; (iv) any other information that would be required to be disclosed by the nominating stockholder and beneficial owner in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election; and (v) various information about each proposed nominee, including but not limited to a description of such nominee’s relationship with the nominating stockholder and beneficial owner as well as other information required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election, in each case as further described in our by-laws.

The notice must also be accompanied by a signed affidavit completed by each proposed nominee attesting to each proposed nominee’s qualifications for service and a written representation and agreement whereby the proposed nominee confirms that he or she is not and will not become a party to certain agreements or arrangements.  Common stockholders interested in bringing any matter other than a director nomination before an annual meeting should consult our by-laws for additional procedures governing such requests.  We may disregard any nomination or submission of any other matter that fails to comply with these by-law procedures.  The deadlines for stockholder submission of director nominations for election at our 2015 annual meeting of stockholders may be found under in the section entitled “Other Matters – Stockholder Proposals and Nominations.”

Although we do not have a history of receiving recommendations for director nominations from stockholders, the Nominating and Governance Committee envisions that it would evaluate any such recommended candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to the Company.

BOARD OF DIRECTORS

Board Meetings and Attendance

As described below under the heading “Role of Board Committees,” there were four regular Board meetings and a total of 13 committee meetings during 2013.  Directors are expected to attend each annual meeting of the Company’s stockholders, and all did attend the 2013 annual meeting. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and committees of which he was a member in 2013.

Director Independence

A majority of our directors are “independent directors” as defined by the SEC and the NYSE.  Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material affiliations with us, our external or internal auditors, or other companies that do business with us.  Based on information made available to it, the Board has affirmatively determined that six of the eight director nominees – Messrs. Beer, Lane, Lupberger, McNamara, Morrissette, and Robinson – qualify as independent directors under the independence standards of the NYSE and SEC.  In making these determinations, the Board evaluated information furnished by each such person, and considered all known commercial, charitable, familial, or other relationships such person may have with the Company or any of its affiliates.

Board Leadership Structure

Our by-laws specifically provide for the combination of the roles of Chairman and Chief Executive Officer, which we believe is appropriate given the delineation of responsibilities between our Chairman and Chief Executive Officer and our President.  For several decades, a member of the Johnsen family has held the titles of Chairman and Chief Executive Officer, while another family member has held the title of President.  Generally speaking, this arrangement has enabled our Chief Executive Officer to have unified authority to manage our strategic and financial affairs, and to act as our primary spokesperson with regards to the maritime transportation, investment, and financial communities. This arrangement has further permitted our President to focus principally on the daily operations of our vessel fleet.  Given the complexities of managing a worldwide maritime transportation business operating a diverse fleet of vessels and the importance of carefully developing and sustaining industry relationships, we believe this clear demarcation of responsibilities has served us well.  We believe the Board’s risk oversight function (discussed below) would be effective under a variety of senior leadership structures and, accordingly, risk mitigation had little if any influence over the selection of our current leadership structure.

We do not have a lead director.  Instead, our independent directors take turns presiding at executive sessions of the independent directors, as described below under “Non-Management Director Sessions.”

Non-Management Director Sessions

The non-management members of the Board met four times in executive sessions during 2013.  All of the non-management directors attended all sessions. Consistent with historic practice, the presiding director at these 2013 meetings rotated in order among the non-management directors.

Risk Management

Our Board oversees our risk management function, which is a coordinated effort among our business units, our internal audit department, and our risk management personnel.  The Board has delegated to the Audit Committee principal responsibility for oversight of the risk management function, although the Compensation Committee is responsible for assessing compensation-related risks.  In some cases, including major new acquisitions, capital expenditures, or strategic investments, the full Board participates in risk oversight.  The Director of Internal Audit reports directly to the Chief Executive Officer and to the Audit Committee and is responsible for conducting a risk-based audit plan.  The Director of Internal Audit performs a risk assessment annually and selects entities or functions to be audited based upon this assessment.  The Audit Committee approves the audit plan after presentation by the Director of Internal Audit and the Chief Executive Officer.  Our Chief Executive Officer and Audit Committee Chairperson report periodically to the Board on risk management.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted corporate governance practices designed to aid in the fulfillment of the Board’s and management’s respective duties and responsibilities to our stockholders.  Specifically, our Corporate Governance Guidelines, in conjunction with our certificate of incorporation, by-laws, and Board committee charters, form the framework for the governance of our Company.  Our Board has also adopted a Code of Business Conduct and Ethics.  The Code of Business Conduct and Ethics sets forth principles of ethical and legal conduct to be followed by our directors, officers, and employees.

Availability of Corporate Governance Materials

You may access our certificate of incorporation, our by-laws, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and all committee charters under the Investor Relations section of our website at www.intship.com.  You also may request printed copies, which will be mailed to you without charge, by writing to International Shipholding Corporation, Attention:  Manuel G. Estrada, Vice President and Chief Financial Officer, 11 North Water Street, Suite 18290, Mobile, Alabama 36602.

Communicating with Directors

Stockholders may communicate directly with the Board, or with any individual director, by writing to the Chairman of the Board of Directors of International Shipholding Corporation at 11 North Water Street, Suite 18290, Mobile, Alabama  36602.  The Chairman will forward the stockholder’s communication to the appropriate director or officer for response if and as necessary.

Stockholders and other interested parties who wish to communicate directly with the non-management members of the Board as a group should direct their correspondence to:  International Shipholding Corporation, Attn: Non-Management Members of the Board of Directors (c/o Director of Internal Audit), 11 North Water Street Suite 18290, Mobile, Alabama  36602.  The Director of Internal Audit will not share such communications or their subject matter with the Corporation’s management and will provide all such communications to the non-management director who will preside at the next scheduled executive session of non-management directors, prior to that meeting.

ROLE OF BOARD COMMITTEES

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.  Each of these committees is composed solely of directors who are independent under the listing standards of the NYSE.   In addition, each committee operates under its own written charter adopted by the committee and approved by the Board.  Copies of the charters may be obtained as described under “Board of Directors – Availability of Corporate Governance Materials.”

The current members of each committee are identified in the following table, which also indicates the number of meetings each committee held in 2013:

Committee
Outside Director	Audit	Compensation	Nominating and Corporate Governance
Kenneth H. Beer	X	X
H. Merritt Lane III	Chair		X
Edwin A. Lupberger	X	Chair
James J. McNamara		X	X
Harris V. Morrissette		X	X
T. Lee Robinson, Jr.	X		Chair
Number of Meetings in 2013	5	4	4

Audit Committee

The Audit Committee assists the Board in monitoring the integrity of the financial statements; the qualifications and independence of the independent auditors; the performance of our internal audit function and internal audit personnel and independent auditors; and our compliance with legal and regulatory requirements.  All members of the Audit Committee are independent, as independence for audit committee members is defined in NYSE listing standards and applicable SEC rules.  The Board has determined that Messrs. Lane, Lupberger, and Beer qualify as “audit committee financial experts,” as defined by SEC rules.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities related to the CEO’s compensation and makes recommendations to the Board with respect to non-CEO executive compensation.  The Compensation Committee also administers the Company’s stock incentive plans and makes decisions regarding equity awards granted under the plans.  All members of the Compensation Committee are independent, as independence for compensation committee members is defined in NYSE listing standards, Rule 16b-3 promulgated under the Exchange Act, and applicable regulations promulgated under Internal Revenue Code section 162(m).

The “Compensation Discussion and Analysis” section of this proxy statement provides a discussion of the process the Compensation Committee uses in determining executive compensation.  Included in the subsection entitled “Compensation Setting Process” is a description of the scope of the committee’s authority, the role played by our Chief Executive Officer in setting compensation for the other Named Executive Officers, and the committee’s engagement of an independent compensation consultant.

Nominating and Governance Committee

The Nominating and Governance Committee’s primary responsibilities include identifying individuals qualified to serve on the Board and its committees, making recommendations to the Board regarding director nominees for the next annual meeting of stockholders, monitoring the composition and size of the Board, periodically reassessing our Corporate Governance Guidelines, and overseeing the annual evaluation of the Board and management.  For information on the process and criteria applied by the Nominating and Corporate Governance Committee in connection with selecting director nominees, see “Election of Directors – Director Nominating process and Considerations.”

DIRECTOR COMPENSATION

Our Compensation Committee is responsible for reviewing non-employee director compensation and recommending a director compensation policy to the Board for its approval.  Our current director compensation program uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board.  Each independent director receives an annual retainer for Board service in the amount of $47,500.  In addition, at the beginning of each fiscal year, each independent director receives shares of Common Stock valued at $20,000, rounded up to the next whole share, based on the previous day’s closing price.

The table below details all compensation we paid to our non-employee directors for the fiscal year ended December 31, 2013.  Messrs. Niels M. Johnsen and Erik L. Johnsen, who are employed by the Company as executive officers, do not receive any additional compensation for their service as directors.

	Paid in Cash
Fiscal 2013 Outside Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Kenneth H. Beer	$ 47,500	$ 20,001	$ 67,501
H. Merritt Lane III	47,500	20,001	67,501
Edwin A. Lupberger	47,500	20,001	67,501
James J. McNamara	47,500	20,001	67,501
Harris V. Morrissette	47,500	20,001	67,501
T. Lee Robinson, Jr.	47,500	20,001	67,501

(1)On January 17, 2013, each independent director was granted 1,118 unrestricted shares of our Common Stock (award of $20,000 worth of Common Stock based on the January 15, 2013 closing stock price ($17.89 per share), rounded up to the next whole share).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our four executive officers, including our Chief Executive Officer and Chief Financial Officer (our “Named Executive Officers”).  For fiscal 2013, our Named Executive Officers were:

•	Niels M. Johnsen, our Chairman of the Board and Chief Executive Officer;
•	Erik L. Johnsen, our President;
•	Manuel G. Estrada, our Vice President and Chief Financial Officer; and
•	Peter M. Johnston, our Executive Vice President.

In this CD&A, we first provide an Executive Summary of our actions and highlights from the 2013 fiscal year.  Next, we explain the principles that guide our Compensation Committee’s executive compensation decisions in Compensation Philosophy and Objectives.  We then describe the committee’s Compensation Setting Process, including any supporting role played by the Named Executive Officers themselves.  Finally, we discuss in detail each of the Components of Compensation, which includes, for each component, a design overview as well as the actual results yielded for each Named Executive Officer in fiscal 2013.

Executive Summary

Through our Company’s principal operating subsidiaries, we provide specialized maritime transportation services both domestically and internationally to commercial and governmental customers.  As of December 31, 2013, we owned or operated 50 vessels, primarily under medium- to long-term time charters or contracts of affreightment.  For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2013.

Overview of Fiscal 2013

For fiscal 2013, our net income was $18.2 million, a decrease of $3.8 million as compared to our fiscal 2012 net income. Included in our 2013 results were a $14.0 million tax benefit from the reversal of a tax valuation allowance and $5.9 million foreign exchange gain on our Yen Credit Facility, and included in our 2012 results were a $16.6 million gain from the sale of assets and a $5.5 million foreign exchange gain.  Excluding these transactions, our adjusted results would have been a loss of $1.7 million for fiscal 2013 as compared to a loss of $169,000 for fiscal 2012.  However, our revenues improved by $66.7 million, or 27%, year over year due primarily to the acquisition of UOS in late 2012, but partially offset by a drop in our supplemental cargo revenues and our Maritime Security Program revenues due to the impact on our business of the federal government’s sequestration.  Our operating income improved from $7.3 million in 2012 to $9.6 million in 2013, after excluding the $16.6 million gain from the sale of assets in 2012.  Interest expense decreased from $10.4 million to $9.5 million due to lower outstanding debt obligations in 2013 as compared to 2012.  The results from our unconsolidated entities decreased by $1.5 million year over year, primarily due to lower results from our investment in Mini-Bulk carriers.  Our tax benefit improved from a $157,000 benefit for the full year of 2012 to a benefit of $12.0 million for the same period in 2013 due to the above mentioned reversal of our tax valuation allowance balance as of December 31, 2012, which was partially offset by deferred tax expenses in 2013 from taxable income of our Jones Act segment.

Executive Compensation Program Highlights

As discussed in greater detail below, our executive compensation program is designed to ensure appropriate linkage between executive pay, Company performance, and stockholder results.  Some highlights of our compensation program include:

•

High Percentage of Executive Compensation is Performance-Based.  Over 60% of the compensation paid or granted to each of our Named Executive Officers was performance-based (consisting of awards of annual incentive cash bonuses and performance-based restricted stock units).  This percentage is determined after allocating one-third of the value of the multi-year time-based component of their fiscal 2013 RSU grants to each of the three years covered by that grant (2013, 2014, and 2015).

•

Equity Awards Are Granted Subject to a Clawback Policy.  All equity awards paid to our executive officers are subject to recovery or “clawback” by the Company if our financial statements are required to be restated as a result of fraud or intentional misconduct and the recipient’s conduct caused, in whole or in part, the need for restatement.

•

Minimal Perquisites and No Tax Gross-Ups.  Our Named Executive Officers do not receive any perquisites not generally available to our U.S. non-union employees, with the exception of tax and accounting services for which we reimbursed each of Messrs. N.M. Johnsen and E.L. Johnsen during 2012 and 2013.  However, these services will no longer be provided to any of our executives beginning in 2014.  We do not pay tax gross-ups on any perquisites, nor do we have any contractual commitments to pay excise tax gross-ups to any of our executives.

•

No Supplemental Executive Retirement Programs.  We do not provide our executives with any retirement or deferred compensation plans that are not generally available to our U.S. non-union employees of equivalent tenure.

Compensation Philosophy and Objectives

The Compensation Committee is committed to and responsible for designing, implementing and administering a compensation program for executive officers that ensures appropriate linkage among pay, Company performance, and results for stockholders.  The Committee seeks to increase stockholder value by rewarding performance with cost-effective compensation and ensuring that we can attract and retain the best executive talent available through adherence to the following core compensation objectives:

•	providing compensation commensurate with the level of success achieved;
•	providing a total compensation opportunity that over time will approach levels that are competitive with companies comparable in size or operations;
•	recognizing and rewarding the achievement of corporate performance goals as well as individual performance; and
•	aligning the interests of executives with those of our stockholders by emphasizing long-term equity incentives.

Our compensation program is designed to reward achievement of corporate objectives and thus may change from time to time as those objectives change.  The specific principles, components, and decisions used in fiscal 2013 in establishing the compensation of executive officers are discussed in more detail below.

Compensation Setting Process

The Compensation Committee’s Role

The Committee is responsible for approving the Company’s executive compensation framework as well as setting CEO compensation and recommending compensation decisions to the Board for the other Named Executive Officers.  In establishing the executive compensation program for fiscal 2013, the Committee reviewed the 2012 compensation program for the executive officers.  The Committee concluded that the fiscal 2012 compensation mix and pay levels continued to be appropriate, but elected to modify its equity compensation program as discussed in greater detail below.

Analysis Used in Setting Compensation

In setting 2013 compensation, the Committee considered each Named Executive Officer’s total compensation package for 2012.  The Committee also considered our total administrative and general expenses in relation to our earnings; each individual’s role, responsibilities, performance, experience, and potential; the individual’s compensation history; and comparisons to our other executive officers.  Total compensation levels of our Chief Executive Officer and our President are similar in recognition of the similar responsibility levels of both officers.

The Role of Management and Other Directors/Evaluating Performance

The Committee evaluates the performance of the Named Executive Officers on an annual basis.  The Committee considers the recommendations of the Chief Executive Officer as to the appropriate compensation of the other Named Executive Officers.  None of the Named Executive Officers are present when the Committee meets to evaluate his performance and consider his compensation.  The Committee determines the compensation of the Chief Executive Officer and makes recommendations to the Board as to the compensation of the other Named Executive Officers.

Role of Compensation Consultant

Under its charter, the Committee has sole authority over the selection, use, and retention of any compensation consultant engaged to assist the Committee in discharging its responsibilities.  The Committee has retained Towers Watson, an independent consulting firm, periodically since 2007.  Most recently, the Committee engaged Towers Watson to perform a competitive analysis of our executive and director compensation programs for 2012.  Towers Watson performed services solely on behalf of the Committee and has no other relationship with the Company or its management.  As required by SEC rules, the Committee has assessed the independence of Towers Watson and concluded that Towers Watson’s work did not raise any conflicts of interest.

Consideration of Say-on-Pay Vote Results

We held our first non-binding stockholder advisory vote on executive compensation (“say-on-pay”) at our 2011 annual meeting.  Our Board, considering the opinion of stockholders as expressed in the 2011 say-on-pay frequency vote and on the recommendation of our Compensation Committee, has opted to hold these say-on-pay votes annually.  At our 2011, 2012, and 2013 annual meetings, our stockholders overwhelmingly approved our executive compensation, with more than 97%, 98%, and 96% of voting stockholders, respectively, casting their vote in favor of the say-on-pay resolution.

Because most of the significant fiscal 2013 compensation decisions had already been made at the time of 2013 say-on-pay vote, the Committee primarily considered the results of the 2012 say-on-pay vote along with other factors when making executive compensation decisions for fiscal 2013.  In making executive compensation decisions for fiscal 2013, the Committee’s main considerations included our stockholders’ strong support for our executive compensation program, and the Committee’s satisfaction with the fiscal 2012 pay mix and levels.  As a result, the Committee generally decided to maintain the fiscal 2012 pay mix and levels for fiscal 2013, except for certain targeted changes to our equity compensation program as discussed below.

Compensation Components

The three key elements of our executive compensation program are: base salary, an annual cash incentive award opportunity, and a long-term equity incentive award.  In addition to these main components, we offer our executive officers certain modest retirement benefits generally available to most of our U.S. non-union employees and certain change of control and termination protections.  Each component is discussed in greater detail below, with a focus on both component design and results yielded during 2013.

Base Salary

Our philosophy is that base salaries should provide a fixed baseline level of compensation that is not contingent upon our company’s performance.  Actual individual salary amounts reflect the Committee’s judgment with respect to each executive officer’s responsibility, performance, work experience, and historical compensation, as well as internal equity considerations and other factors, including any retention concerns.  For fiscal 2013, each of the Named Executive Officers received a modest base salary increase of approximately 3% of his previous salary, which was in line with broad-based salary increases generally implemented across the Company.

Annual Incentive Award

The annual incentive plan is designed to align executive officer pay with Company performance by providing each Named Executive Officer the opportunity to earn an annual cash bonus based on the achievement of quarterly and annual performance targets for net income before taxes.  Consistent with historic practice, the 2013 incentive award opportunity for each Named Executive Officer as a percentage of salary was as follows:

Named Executive Officer	Annual Maximum	Quarterly Maximum
Niels M. Johnsen	50%	12.5%
Erik L. Johnsen	50%	12.5%
Manuel G. Estrada	40%	10.0%
Peter M. Johnston	30%	7.5%

The annual incentive is accrued on a quarterly basis if the performance target for that quarter is met.  If the Company does not meet the target for any of the first three quarters but meets the target for the full year, any quarter that was missed will then be earned.  Our annual incentive plan does not contemplate discretion by the committee to increase the award.  However, the Committee does have discretion to establish other incentive and reward arrangements and pay additional compensation outside the scope of the annual incentive plan.

When setting the performance targets for the annual incentive plan, the Committee receives input from the Chief Executive Officer and reviews the operating plan approved by the Board for the upcoming fiscal year.  The Committee meets with the Chief Executive Officer to review and discuss the performance metrics and the probabilities and risks in achieving these metrics, and then meets in executive session to make its final decisions.

For fiscal 2013, the net income before taxes target for each quarter and for the full year were as follows:

Annual Incentive Plan – Quarterly Targets for Net Income before Taxes

Fiscal Quarter	Target
First Quarter	$ 1,511,000
Second Quarter	1,829,000
Third Quarter	4,317,000
Fourth Quarter	3,343,000
All of 2013	$ 11,000,000

For fiscal 2013, we met the target for each of the first, second, and fourth quarters. However, the target for the third quarter was not met, based on either our quarterly or annual results.  Our actual net income before taxes for 2013 was $6.2 million, which is calculated by subtracting a tax benefit of $12.0 million from our net income of $18.2 million.

Long-Term Stock Incentive Awards

Over the past few years, the Committee has placed increasing emphasis on the equity component of our executive compensation program.  In fiscal 2012, the Committee revised the equity compensation program to strengthen the link between compensation of our executives and our Company’s performance by decoupling the equity award performance metric from the one used in the annual cash incentive program.  For fiscal 2012, the Committee made grants of restricted stock units, half of which vested based on continued service and half of which vested based on two performance conditions (one relative and one absolute) that were separate and distinct from the net income before taxes metric used in our annual incentive program.

In fiscal 2013, the Committee revised the terms of the equity awards that had been granted to Messrs. Estrada and Johnston in fiscal 2012.  Unlike the awards to Messrs. N.M. Johnsen and E.L. Johnsen, the fiscal 2012 awards originally granted to Messrs. Estrada and Johnston were to vest over a three-year period rather than a one-year period including, with respect to the performance-based RSUs, performance calculated for a three-year rather than one-year performance period.  During 2013, however, the Committee decided that it would be preferable to treat all four Named Executive Officers similarly, and therefore amended the awards of Messrs. Estrada and Johnston to mirror the terms of the awards granted to Messrs. N.M. Johnsen and E.L. Johnsen in fiscal 2012.

Similar to the fiscal 2012 awards, the fiscal 2013 awards also contained both performance-based and time-based components.  However, the fiscal 2013 awards for the Named Executive Officers were more heavily weighted towards the time-based component because, as described in greater detail below, the Committee restructured the time-based portion of the 2013 award to be a three-year award to match the three-year vesting schedule.

Time-Based RSUs.  For fiscal 2013, the Committee restructured the time-based RSUs to be a multi-year award subject to a three-year vesting period for each Named Executive Officer.  The Committee’s present intention is that each Named Executive Officer would be eligible to receive such a grant every three years, and thus the size of the time-based portion of each Named Executive Officer’s 2013 equity award was three times the size of the time-based grant made in fiscal 2012.  Accordingly, the Committee presently intends to issue no new time-based RSUs to any of the Named Executive Officers until 2016.

Performance-Based RSUs.  The performance-based portion of the 2013 RSU grants has two separate components – one-half is scheduled to vest based on an absolute performance metric (basic earnings per share target of the Company for a single fiscal year) and the other half is scheduled to vest based on a relative performance metric (our total stockholder return over a given period as measured against that of the other companies in the Russell 2000 Index).  Performance targets are set at a level that supports our business plan strategy and rewards our executives for improvements in the Company’s financial results. For both the absolute performance-based RSUs and the relative performance-based RSUs, the number of RSUs granted to each executive in 2013 represented the target award, but the actual number of shares of Common Stock payable on May 7, 2014 under these RSUs ranged from 0% to 150% of the target award, depending on actual performance.  Results falling between two performance levels are subject to pro-ration.

Absolute Performance-Based RSUs.  For each executive, his fiscal 2013 absolute performance-based RSUs are scheduled to vest and pay out on May 7, 2014 based on the Company’s fiscal 2013 basic earnings per share as follows:

Performance Level	Fiscal 2013 Earnings per Share	Share Payout as a % of Performance-Based RSU Award
Below Threshold	<$0.99	0%
Threshold	$0.99	50%
Target	$1.24	100%
Maximum	≥ $1.49	150%

Following the end of the 2013 fiscal year, the Committee determined that basic earnings per share for fiscal 2013 was $2.06, which exceeded the maximum performance level of $1.49 per share and yielded a 150% payout.  Based on these results, each Named Executive Officer’s fiscal 2013 absolute performance-based RSUs will vest on May 7, 2014 and pay out in the following number of shares:  Messrs. N.M. Johnsen and E.L. Johnsen, 7,500 shares each; Mr. Estrada, 3,282 shares; and Mr. Johnston, 1,782 shares.

Relative Performance-Based RSUs.  For each executive, his fiscal 2013 relative performance-based RSUs are scheduled to vest and pay out on May 7, 2014 based on the Company’s total stockholder return (“TSR”) as measured against the companies of the Russell 2000 Index as follows:

Performance Level	Company’s Percentile Rank (January 1 to December 31, 2013)	Share Payout as a % of Performance-Based RSU Award
Below Threshold	< 25th percentile	0%
Threshold	25th percentile	50%
Target	60th percentile	100%
Maximum	≥ 70th percentile	150%

Following the end of the 2013 fiscal year, the Committee determined that the Company’s percentile rank for fiscal 2013 TSR was the 79th percentile, which exceeded maximum performance level and yielded a payout of 150%.  Based on these results, each Named Executive Officer’s fiscal 2013 relative performance-based RSUs will vest on May 7, 2014 and pay out in the following number of shares:  Messrs. N.M. Johnsen and E.L. Johnsen, 7,500 shares each; Mr. Estrada, 3,282 shares; and Mr. Johnston, 1,782 shares.

General Terms of All RSUs.  Our RSUs are granted with dividend equivalent rights; however, any such dividend equivalents will accrue and vest or be forfeited only if, and to the extent that, the related RSUs vest and pay out in shares. In order to protect our executives from the loss of the opportunity to earn their stock-based compensation, all RSUs vest and pay out upon a change of control of our Company, with the performance-based portion vesting at target.  Similarly, in the event that an executive’s employment terminates due to death, disability, or retirement on or after reaching age 65, all RSUs vest and pay out upon a change of control of our Company, with the performance-based portion vesting at target.  If the executive’s employment terminates for any other reason, all unvested RSUs will be forfeited.

Executive Stock Ownership Guidelines.  In fiscal 2012, the Committee adopted stock ownership guidelines for executive officers in order to further encourage stock ownership by requiring a minimum value of stock ownership.  The guidelines are currently as follows:

Executive Stock Ownership Guidelines
Title/Function	Minimum Value of Stock Ownership as Multiple of Salary
Chief Executive Officer & President	so long as this position is held by a member of the Johnsen family, no stock ownership requirement
Chief Financial Officer & Executive Vice Presidents	2x
All Other Executives	1x

The Committee made the decision to not require minimum stock ownership by either of Messrs. N.M. Johnsen or E.L. Johnsen, given the substantial amount of Company stock already owned by the Johnsen Family.

For each executive officer subject to the guidelines, the expectation is that he will reach the target value by five years after the later of May 7, 2012 or the date he is first subject to the guidelines. For all other executives, there is no timeframe within which the executive must comply; however, each such executive is not permitted to sell any shares received as equity compensation until such time as he is in compliance with the guidelines, except (i) as needed to cover any related tax obligations or (ii) as otherwise permitted by the Chief Executive Officer.  Once an executive has achieved the target level of stock ownership, the executive is expected to maintain at least that level of ownership for the duration of his tenure with the Company.  Unvested RSUs are counted toward the executive’s target value.  The Committee will review the guidelines periodically to assess their continued appropriateness and to monitor each executive’s progress.

Clawback Policy.  The Committee grants equity awards to our executives subject to a clawback provision, a practice first begun in fiscal 2011.  Under this provision, the Committee has discretion to recover from the recipient all or a portion of the shares granted if, within three years following the vesting date, the Company’s financial statements are required to be restated as a result of fraud or intentional misconduct and the recipient’s conduct caused, directly or partially, the need for restatement.  In addition, the clawback provision makes these equity grants subject to any future revisions to the committee’s clawback policy if necessary to comply with SEC and NYSE rules, to the extent the Company determines those rules apply to previously granted equity awards.

Retirement Benefits

Our executive officers participate in our qualified defined benefit pension plan (the “Retirement Plan”), as each was employed with us prior to 2006.  The Retirement Plan was closed to new participants in 2006 and replaced with a defined contribution plan.  Benefits under the Retirement Plan are capped at 30 years of service, which all of our Named Executive Officers has surpassed except Mr. Johnston, who has 22 years of service with our Company.  Our executive officers also participate in our qualified 401(k) plan, which is generally available to our non-union employees.  We do not provide supplemental retirement programs for our executive officers.  However, we do provide post-retirement medical coverage for all eligible employees, including executive officers, who retire at age 55 or later.

Change of Control and Termination Benefits

We offer certain change of control and termination benefits to our Named Executive Officers for several reasons.  These benefits serve the Company’s interests by encouraging key management personnel to remain employed with the Company in the event of an impending change of control while simultaneously alleviating individual concerns about the possible involuntary loss of employment upon a change of control.  We believe that these change of control protections preserve productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of the Company.  We believe change of control protections for our executives and other key personnel are an important part of good corporate governance, as they ensure that the interests of our executives will be materially consistent with the interests of our stockholders when considering corporate transactions.

Three of our Named Executive Officers – Niels M. Johnsen, Erik L. Johnsen, and Manuel G. Estrada have stand-alone Change in Control Agreements.  Mr. Peter M. Johnston, who was promoted to an executive officer position in 2009, does not have a change in control agreement but is a participant in our Severance Plan generally available to all U.S. non-unionized employees.  Under the Severance Plan, Mr. Johnston would be entitled to a severance payment of twelve months’ salary and three months’ continued coverage under the Company’s group health plan if he were terminated without cause following a change in control.

Information regarding the Change in Control Agreements and the Severance Plan, including the estimated amounts payable that would have been payable to each named executive had a change of control occurred on December 31, 2013, is set forth under the heading “Potential Payments upon Termination or Change in Control – Change in Control.”

Perquisites

We do not offer our executives any perquisites not generally available to our U.S. non-union employees, with the exception of tax and accounting services for which we reimburse each of Messrs. N.M. Johnsen and E.L. Johnsen.  However, the Committee has decided to discontinue this benefit beginning in 2014.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year, excluding compensation that qualifies as “performance-based” for purposes of Section 162(m).  The Committee does not have a policy requiring all compensation to be fully deductible and has, from time to time, granted compensation that may not be fully deductible, as the Committee considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under those programs may not be fully deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Kenneth H. Beer, Edwin A. Lupberger, James J. McNamara, and Harris V. Morrissette

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Kenneth H. Beer, Edwin A. Lupberger, James J. McNamara, and Harris V. Morrissette served on the Compensation Committee.  No member served as an officer or employee of our Company or any of our subsidiaries prior to or while serving on the Compensation Committee.  During fiscal 2013, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as one of our directors or on our Compensation Committee.

Fiscal 2013 Summary Compensation Table

The following table presents information regarding the total compensation for fiscal years 2013, 2012, and 2011 for our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Niels M. Johnsen Chairman of the Board and Chief Executive Officer	2013	474,000	694,750	177,750	--	36,000	1,382,500
	2012	460,000	378,900	230,000	73,297	36,000	1,178,197
	2011	445,000	523,800	222,500	95,351	1,000	1,287,651
Erik L. Johnsen President	2013	443,000	694,750	166,125	--	36,000	1,339,875
	2012	430,000	378,900	215,000	175,358	36,000	1,235,258
	2011	415,000	523,800	207,500	180,996	1,000	1,328,296
Manuel G. Estrada Vice President and Chief Financial Officer	2013	268,000	303,954	80,400	--	1,000	653,354
	2012	260,000	168,284	104,000	200,191	1,000	733,475
	2011	250,000	130,950	100,000	221,319	1,000	703,269
Peter M. Johnston Executive Vice President	2013	203,000	165,004	45,675	637	1,000	415,316
	2012	197,000	91,354	59,100	139,714	1,000	488,168
	2011	190,000	65,475	57,000	120,514	1,000	433,989

(1)The amounts shown in this column reflect the aggregate grant date fair value of stock awards based on probable outcomes computed in accordance with FASB ASC Topic 718.  For fiscal 2013, each executive received a grant of restricted stock units, a portion of which would vest based on continued service and the remainder of which would vest on the basis of performance conditions, as described in our CD&A discussion above and our “Fiscal 2013 Grants of Plan-Based Awards” table below.  The time-based portion of the fiscal 2013 grant is designed to be a three-year award, and thus the overall grant size was larger than in prior years.  The maximum value of the performance-based portion of each Named Executive Officer’s 2013 equity award, measured as of the grant date, was as follows:  Mr. N.M. Johnsen and Mr. E.L. Johnsen, $256,050 each; Mr. Estrada, $112,022; and Mr. Johnston, $60,812.  For information regarding the assumptions we used in valuing our performance-based awards, please see Note V to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2013.

(2)The amounts shown in this column reflect cash payments made under our annual incentive bonus plan for performance in the respective years.  For additional information regarding the 2013 plan, please see the “Fiscal 2013 Grants of Plan Based Awards” table below.

(3)Reflects the net change during each of the years reflected of the present value of the executives’ accumulated benefits under our Retirement Plan.  For more information, see “2013 Pension Benefits.”  For three of our Named Executive Officers, this figure was a negative number in fiscal 2013 (Mr. N.M. Johnsen, $(109,422), Mr. E.L. Johnsen, $(96,396), and Mr. Estrada, $(63,540)).

(4)Reflects the Company’s contribution to each Named Executive Officer’s 401(k) plan account of $1,000 each year plus, for each of Messrs. N.M. Johnsen and E.L. Johnsen, the reimbursement of $35,000 for tax services in 2012 and 2013.

Fiscal 2013 Grants of Plan-Based Awards

The following table sets forth information about the potential bonus payouts under annual incentive plan grants and equity grants to our Named Executive Officers during fiscal 2013.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock(4) (#)	Grant Date Fair Value of Equity Incentive Plan Awards(5) ($)
			Threshold(2) ($)	Target/ Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Niels M. Johnsen	Annual Cash Incentive	--	59,250	237,000
	Time-Based RSU Grant	4/23/2013						30,000	529,800
	Absolute Performance-Based RSU Grant(6)	4/23/2013			2,500	5,000	7,500		88,300
	Relative Performance-Based RSU Grant(7)	4/23/2013			2,500	5,000	7,500		76,650
Erik L. Johnsen	Annual Cash Incentive	--	55,375	221,500
	Time-Based RSU Grant	4/23/2013						30,000	529,800
	Absolute Performance-Based RSU Grant(6)	4/23/2013			2,500	5,000	7,500		88,300
	Relative Performance-Based RSU Grant	4/23/2013			2,500	5,000	7,500		76,650
Manuel G. Estrada	Annual Cash Incentive	--	26,800	107,200
	Time-Based RSU Grant	4/23/2013						13,125	231,788
	Absolute Performance-Based RSU Grant(6)	4/23/2013			1,094	2,188	3,282		38,640
	Relative Performance-Based RSU Grant	4/23/2013			1,093	2,187	3,281		33,527
Peter M. Johnston	Annual Cash Incentive	--	15,225	60,900
	Time-Based RSU Grant	4/23/2013						7,125	125,828
	Absolute Performance-Based RSU Grant (6)	4/23/2013			594	1,188	1,782		20,980
	Relative Performance-Based RSU Grant(7)	4/23/2013			593	1,187	1,781		18,197

 (1)“Estimated future payouts under non-equity incentive plan award” refers to the potential payments, pursuant to the 2013 annual incentive plan, payable in fiscal 2014.  The amounts actually paid to each Named Executive Officer for fiscal 2013 pursuant to this program are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal 2013 Summary Compensation Table.”  Please see the CD&A for more information about our annual incentive awards.

(2)Represents one quarter of the cash incentive payments for each Named Executive Officer.

(3)These amounts represent the number of performance-based RSUs granted to each Named Executive Officer in fiscal 2013.  For each executive, half of his performance-based RSUs would vest on the basis of the Company’s performance as measured against an absolute performance metric (see note 6), and the other half would vest on the basis of the Company’s performance as measured against a relative performance metric (see note 7).

(4)These amounts represent the number of time-based RSUs granted to of each Named Executive Officer in fiscal 2013.  These awards will vest and paid out in shares of Common Stock in three equal installments on May 7 of 2014, 2015, and 2016.

(5)The RSUs are valued based on the aggregate grant date fair value computed in accordance with FASB Topic 718, with the performance-based RSUs valued based on probable outcome.  The maximum value of each Named Executive Officer’s performance-based RSUs (both absolute and relative), measured as of the grant date, was as follows:  Mr. N.M Johnsen and Mr. E.L. Johnsen, $256,050 each; Mr. Estrada, $112,022; and Mr. Johnston, $60,812.

(6)These absolute performance-based RSUs vest based on the Company’s fiscal 2013 basic earnings per share meeting or exceeding certain thresholds: at basic earnings per share below $0.99, there is no payout; at basic earnings per share of $0.99, the RSUs pay out at 50%; if basic earnings per share equal $1.24, the RSUs pay out at 100%; if basic earnings per share equal or exceed $1.49, then the RSUs pay out at 150%, with results that fall between two performance levels pro-rated.  The Company’s actual fiscal 2013 basic earnings per share was $2.06 per share, and therefore each absolute performance-based RSU awarded to our Named Executive Officers in fiscal 2013 will pay out 150% in shares of Common Stock on May 7, 2014 (representing a payout of 7,500 shares for each of Messrs. N.M. Johnsen and E.L. Johnsen; 3,282 shares for Mr. Estrada; and 1,782 shares for Mr. Johnston).

(7)These relative performance-based RSUs vest based on the Company’s total stockholder return for a given period as compared with the total stockholder return of the other companies in the Russell 2000 Index over the same period.  If the Company’s TSR ranks below the 25th percentile, there is no payout; if the Company’s TSR ranks at the 25th percentile, the RSUs pay out at 50%; if the Company’s TSR ranks at the 60th percentile, the RSUs pay out at 100%; if the Company’s TSR ranks at or above the 70th percentile, then the RSUs pay out at 150%, with results that fall between two performance levels pro-rated.  The Company’s actual TSR rank for fiscal 2013 as compared with the TSR of the other companies in the Russell 2000 Index was at the 79th percentile, and therefore each relative performance-based RSU will pay out 150% in shares of Common Stock on May 7, 2014 (representing a payout of 7,500 shares for each of Messrs. N.M. Johnsen and E.L. Johnsen; 3,282 shares for Mr. Estrada; and 1,782 shares for Mr. Johnston).

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth certain information about the outstanding RSUs held by the Named Executive Officers at the end of fiscal 2013, which are the only type of equity award currently held by any of our Named Executive Officers.

	Stock Awards
	Unvested Stock Awards(1)		Unvested Equity Incentive Plan Awards(2)
Name	Number of Shares (#)	Market Value(3) ($)	Number of Unearned Shares (#)	Market Value(3) ($)
Niels M. Johnsen	30,000	885,000	10,000	295,000
Erik L. Johnsen	30,000	885,000	10,000	295,000
Manuel G. Estrada	13,125	387,188	4,375	129,063
Peter M. Johnston	7,125	210,188	2,375	70,063

 (1)These amounts represent the number of time-based RSUs granted to each Named Executive Officer in fiscal 2013.  These RSUs vest one-third per year on May 7 of 2014, 2015, and 2016.

(2)These amounts represent the number of performance-based RSUs granted to each Named Executive Officer in fiscal 2013.  One-half of this award would vest on the basis of an absolute performance metric, while the other half would vest on the basis of a relative performance metric.  For information on these awards, including the actual number of shares that will be paid out to each Named Executive Officer on May 7, 2014 in settlement of these awards, please see notes 6 and 7 to the previous table, “Fiscal 2013 Grants of Plan-Based Awards.”

(3)Based on the closing market price of $29.50 per share on December 31, 2013.

Option Exercises and Stock Vested in 2013

The following table sets forth information regarding the vesting of restricted stock and RSUs during fiscal 2013 for the Named Executive Officers.  The Named Executive Officers did not have any stock options vest during 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Niels M. Johnsen	20,150	370,210
Erik L. Johnsen	20,150	370,210
Manuel G. Estrada	8,816	159,274
Peter M. Johnston	4,786	86,467

 (1)Value realized on vesting is calculated on the basis of the closing market price per share on the date of vesting or, if there was no trading in our Common Stock that day, the previous date on which our shares were traded.

2013 Pension Benefits

We maintain a defined benefit pension plan (the “Retirement Plan”) for employees hired prior to September 1, 2006, and all such employees of our domestic subsidiaries who are not covered by union sponsored plans may participate after one year of service.  Employees hired on or after September 1, 2006, with at least one year of service as of June 30, 2008, were eligible to participate in the new Cash Balance Plan on July 1, 2008.  As each of our Named Executive Officers has served the Company since before September 1, 2006, all of them participate in the Retirement Plan rather than the Cash Balance Plan.

Computation of benefits payable under the defined pension plan is based on years of service, up to a maximum of thirty years.  Under the final average pay benefit formula the computation is based upon the employee’s highest sixty consecutive months of compensation, which is defined as the participant’s base salary plus overtime (excluding incentive pay, bonuses or other extra compensation).

The standard form of payment depends on marital status at the time the benefits first become payable.  For single employees, the standard payment form is the Life Only annuity option.  This form of payment provides a monthly lifetime benefit that ends upon death.  For employees that are married when benefits become payable, the standard payment form is the 50% joint and survivor annuity.  This form of payment provides a monthly benefit to the employee for their lifetime, and upon their death, it provides the spouse 50% of the monthly benefit payment for the remainder of his/ her life.  In addition to the standard payment forms, the following forms of payments are also available:  10 years Certain and Life, 15 years Certain and Life, 100% joint and survivor annuity, 75% joint and survivor annuity; and High-Low Options.

Employees automatically receive the standard payment option applicable to their marital status at the time the benefits become payable unless they have elected another option in accordance with the terms of the Retirement Plan.

The benefit provided by the Retirement Plan’s formula is subject to certain constraints under the Internal Revenue Code.  For 2013, the maximum annual benefit generally is $205,000 under Code Section 415.  Furthermore, under Code Section 401(a)(17), the maximum annual compensation that may be reflected in 2013 for the purpose of determining benefits is $255,000.  These dollar limits are subject to cost of living increases in future years.  Each of the individuals named in the Summary Compensation Table set forth above is a participant in the Retirement Plan and, for purposes of the plan, was credited during 2013 with a salary of $255,000, except Mr. Johnston who was credited with his actual salary.

2013 Pension Benefits

Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Niels M. Johnsen	30	1,215,080	--
Erik L. Johnsen	30	863,080	--
Manuel G. Estrada	30	937,336	--
Peter M. Johnston	22	487,014	--

 (1)Retirement Plan benefits are capped at 30 years of service.  Niels M. Johnsen has served 43 years, Erik L. Johnsen has served 34 years, and Manuel G. Estrada has served 35 years.

(2)The present values of the accumulated benefits reported in this table were calculated using the same participant data, plan provisions and actuarial assumptions used to calculate our 2013 retirement plan expense in accordance with U.S. GAAP Accounting Standards Codification Subtopic 715-20, except that SEC rules require the modified assumption that participants defer their retirement until the earliest age they are eligible for an unreduced benefit, which is age sixty-five under the Retirement Plan.  See Note I, “Employee Benefit Plans,” of the Notes to the Financial Statements in our Form 10-K for the year ended December 31, 2013.

Potential Payments Upon Termination or Change of Control

Payments Upon Termination

Each of our Named Executive Officers would be entitled to receive certain payments if his employment ended due to death, disability, or retirement on or after age 65.  Most of these payments are under plans or arrangements generally available to our non-unionized U.S. employees.

Under our Salary Continuation Plan, each Named Executive Officer would receive 26 weeks’ pay if his employment terminated because of his disability.  After that period, the Named Executive Officer would be eligible for benefits equal to 60% of his wages under our Long-Term Disability rider to our MetLife Insurance Policy up until age 65, or if the employee is age 60 or older at the time of disability, the lesser of 60 months or age 70. In addition, each Named Executive Officer is eligible for six months’ continued medical/dental insurance if his employment terminated due to his disability, and may elect to purchase COBRA coverage for up to 36 months thereafter.

We also have a life insurance policy that covers each of our non-union U.S. employees, including our Named Executive Officers.  In the event of his death, the beneficiary of each Named Executive Officer would receive $250,000, the maximum possible individual payout from our MetLife Insurance Policy.  The Named Executive Officer’s estate would be eligible to purchase continued medical/dental coverage through COBRA for up to 36 months following his death.

Under our 2013 Executive Bonus Plan, each Named Executive Officer would be entitled to a pro-rata bonus payment if his employment ended due to death, disability, or retirement on or after age 65.  Each of our Named Executive Officers is also eligible to receive post-retirement medical benefits.

Change of Control Benefits

We have entered into Change in Control agreements with our top three Named Executive Officers.  The agreements, which were originally effective through December 31, 2009, are automatically extended on a year to year basis unless the Company gives at least six months advance notice of discontinuance.  There was no such notice given in 2013.  If the Named Executive Officer is terminated for reasons other than death, disability or cause or by the executive for good reason (as such terms are defined in their agreements) within three years following a change in control for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen and within two years following a change in control for Mr. Manuel G. Estrada, the executive is generally entitled to receive the following:

•

Three times base salary for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen, and two times base salary for Mr. Manuel G. Estrada.  Payments would be made as a lump sum in cash within five days of the date of the termination.

•

Three times for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen (two times in the case of Mr. Estrada) of the greater of the average bonus over the last three years or the target bonus for the year of termination.  Payments would be made as a lump sum in cash within five days of the date of the termination.

•	Three years of life and health insurance benefits for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen, and two years of benefits for Mr. Manuel G. Estrada.
•	Accelerated vesting of equity awards.

Mr. Johnston does not have a Change in Control agreement, but during the fiscal year he was a participant in our Severance Plan, which covered all our non-unionized U.S. employees.  Under the Severance Plan, Mr. Johnston would have been entitled to a severance payment of twelve months’ salary if he had been terminated without cause following a change in control, plus three months’ continued coverage under the Company’s group health plan.

The following table quantifies the potential payments to our Named Executive Officers under the contracts, arrangements or plans discussed above, for various scenarios involving a change in control or termination of employment of each of our Named Executive Officers, assuming a December 31, 2013 termination date, and where applicable, using the closing price of our Common Stock of $29.50 as reported on the New York Stock Exchange. In addition to these benefits, our Named Executive Officers would be entitled to receive the retirement and pension benefits described above under “Pension Benefits” and any balance in their 401(k) plan.

Event	Niels M. Johnsen		Erik L. Johnsen		Manuel G. Estrada		Peter M. Johnston
Change in Control (No Termination)
Accelerated vesting of RSUs(1)	$ 1,180,000		$ 1,180,000		$ 516,250		$ 280,250
Total	$ 1,180,000		$ 1,180,000		$ 516,250		$ 280,250

Change in Control with Termination
Cash severance payment (base pay)	$ 1,422,000	(2)	$ 1,329,000	(2)	$ 536,000	(3)	$ 203,000	(4)
Cash severance payment (bonus)	$ 630,250	(2)	$ 588,625	(2)	$ 189,600	(3)	$ --
Cost of Continued Health and Welfare Benefits	$ 70,665	(2)	$ 64,365	(2)	$ 42,737	(3)	$ 5,194	(4)
Accelerated vesting of RSUs(1)	$ 1,180,000		$ 1,180,000		$ 516,250		$ 280,250
Total	$ 3,302,915		$ 3,161,990		$ 1,284,587		$ 488,444

Death
Cash severance payment (bonus)(5)	$ 177,750		$ 166,125		$ 80,400		$ 45,675
Accelerated vesting of RSUs(1)	$ 1,180,000		$ 1,180,000		$ 516,250		$ 280,250
Payout of Life Insurance Benefits(6)	$ 250,000		$ 250,000		$ 250,000		$ 203,000
Total	$ 1,607,750		$ 1,596,125		$ 846,650		$ 528,925

Disability
Cash severance payment (base pay)(7)	$ 237,000		$ 221,500		$ 134,000		$ 101,500
Cash severance payment (bonus)(5)	$ 177,750		$ 166,125		$ 80,400		$ 45,675
Cost of Continued Health and Welfare Benefits(8)	$ 8,856		$ 8,856		$ 8,856		$ 8,856
Accelerated vesting of RSUs(1)	$ 1,180,000		$ 1,180,000		$ 516,250		$ 280,250
Total	$ 1,603,606		$ 1,576,481		$ 739,506		$ 436,281

Retirement (age 65)
Cash severance payment (bonus)(5)	$ 177,750		$ 166,125		$ 80,400		$ 45,675
Cost of Continued Health and Welfare Benefits(9)	$ 16,416		$ 16,416		$ 16,416		$ 16,416
Accelerated vesting of RSUs(1)	$ 1,180,000		$ 1,180,000		$ 516,250		$ 280,250
Total	$ 1,374,166		$ 1,362,541		$ 613,066		$ 342,341

(1)Under the terms of our 2011 Stock Incentive Plan, all outstanding equity awards will vest fully upon a change of control.  In addition, under the terms of the applicable award agreements, all outstanding RSUs will vest in full upon the employee’s death, disability, or retirement on or after age 65.  In each case, the performance-based portion of the RSUs would vest at target.

(2)If his employment is terminated within three years following a change of control of the Company and such termination is not due to death, disability, with Cause, or without Good Reason, each of Niels M. Johnsen and Erik L. Johnsen is eligible to receive a lump sum payment equal to three years’ salary plus three times the greater of the average bonus paid over the last three years or the target bonus for the year of termination.  In addition, the executive would receive three years’ continued life and health insurance benefits.

(3)If his employment is terminated within two years following a change of control of the Company and such termination is not due to death, disability, with Cause, or without Good Reason, Manuel G. Estrada is eligible to receive a lump sum payment equal to two years’ salary plus two times the greater of the average bonus paid over the last three years or the target bonus for the year of termination.  In addition, the executive would receive two years’ continued life and health insurance benefits.

(4)Under the Severance Plan, Mr. Johnston would be entitled to a severance payment of twelve months’ salary if he is terminated without cause, plus three months’ continued benefits under the Company’s group health plan.

(5)  Under the terms of the 2013 Executive Bonus Plan, in the event of an executive’s retirement at age 65, disability, or death, a pro-rata payment may be paid to the employee, or to his estate, if applicable, on the date the payment would ordinarily be made.

(6)This figure represents the maximum company-paid group life insurance coverage through Reliance Standard Life Insurance Company.  The executive’s estate could elect to purchase continued medical/dental coverage through COBRA for up to 36 months (coverage for the full 36 months would cost the executive’s estate approximately $54,199 at current rates).

(7)This figure represents the maximum of 26 weeks’ wages at full pay under Salary Continuation Plan; thereafter 60% of wages under Long-Term Disability benefits under MetLife Insurance Policy.

(8)Each executive would be entitled to six months’ medical/dental benefits; thereafter, the executive could elect to purchase continued medical/dental coverage through COBRA for up to 36 months (coverage for the full 36 months would cost the executive approximately $54,199 at current rates).

(9)This figure represents the annual cost of post-retirement medical benefits.

PROPOSAL TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK
(PROPOSAL 2)

Our certificate of incorporation (the “Certificate”) currently authorizes us to issue a maximum of 1,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”).  Our Board has adopted, subject to stockholder approval, a proposal to increase the maximum number of shares of Preferred Stock authorized for issuance from 1,000,000 shares to 2,500,000 shares.  As of the record date, there were 566,250 shares of Preferred Stock outstanding, consisting of our 9.50% Series A Cumulative Redeemable Perpetual Preferred Stock and 9.00% Series B Cumulative Redeemable Perpetual Preferred Stock (the “Series A and Series B Preferred Stock”), all of which was issued in 2013.

Reasons for the Charter Amendment

We believe that our proposal to increase the number of authorized shares of Preferred Stock will provide us with additional flexibility to: (i) raise additional capital through one or more public offerings or private placements of shares of Preferred Stock or other securities exercisable or convertible into shares of Preferred Stock; (ii) acquire additional assets or businesses by using shares of Preferred Stock for all or part of the consideration paid to the sellers; (iii) repay indebtedness by issuing shares of Preferred Stock in lieu of making cash payments; (iv) redeem, restructure or replace our currently outstanding Preferred Stock on terms that potentially might be deemed more beneficial to us; or (v) take advantage of other potential strategic opportunities that support our growth through the issuance of additional shares of Preferred Stock, such as strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments.  Although we currently have no arrangements, agreements, understandings or plans for the issuance or use of the additional shares of Preferred Stock proposed to be authorized, we believe it is important that we have the flexibility to promptly take advantage of these opportunities if and when they may arise in the future.

The Board believes that the number of shares of Preferred Stock currently authorized for issuance is insufficient, which unduly restricts our flexibility to pursue the type of transactions described above.  During 2013, we issued 566,250 shares of Series A and Series B Preferred Stock to retail investors.  Although we believe these retail offerings strengthened our financial position by enabling us to reduce our debt and fund projects beneficial to our stockholders, they depleted over half of our allotment of authorized shares of Preferred Stock.  Even though these types of retail offerings are typically priced at $25 per share, we had to instead sell our shares in both offerings at a price of $100 per share due to our limited allotment of authorized shares of Preferred Stock.  Although we have no current plans to engage in a similar offering of Preferred Stock, increasing our allotment of Preferred Stock would enhance our ability to purse similar offerings in the future.  Accordingly, for all the reasons noted above, the Board believes that the proposed amendment to the Certificate is appropriate and in the best interests of the Company and its stockholders.

Impact of Adoption of the Charter Amendment

Upon stockholder approval of the proposed amendment to the Certificate and filing of a related certificate with the Delaware Secretary of the State, all authorized shares of Preferred Stock in excess of those issued and outstanding as of any particular date will be available for issuance at such times and for such corporate purposes as the Board may deem advisable, including those described above, without further action by stockholders, except as may be required by (i) applicable law, (ii) the rules of the NYSE on which our Common Stock is listed and traded, or (iii) the terms of the Series A and Series B Preferred Stock.  Any additional series of Preferred Stock issued pursuant to this enhanced authorization would have such terms as the Board determines at the time of issuance in its discretion, including the number of shares constituting such series, dividend and liquidation preferences, terms and rights of redemption, conversion privileges, voting rights and any other rights, preferences or limitations associated with each such series of Preferred Stock.

Potential Effects of the Charter Amendment on the Rights of Holders of Common Stock

Our holders of Common Stock do not possess preemptive rights that would legally entitle them to subscribe for the purchase of any of our shares or other securities offered by us in the future.  Accordingly, we will be permitted to issue one or more new series of Preferred Stock without first offering them to our common stockholders.

The rights of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any additional shares of Preferred Stock that we may issue from time to time in the future.  To the extent that dividends will be payable on any such newly-issued shares of Preferred Stock, the amount of cash otherwise available for payment of dividends on outstanding shares of Common Stock will be reduced.  Preferred Stock terms might place restrictions on our ability to declare dividends on the Common Stock or to repurchase shares of Common Stock.  The issuance of Preferred Stock having voting rights would dilute the voting power of the holders of Common Stock.  To the extent that Preferred Stock is made convertible into shares of Common Stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of Common Stock.  In addition, holders of Preferred Stock would normally receive preferential rights to receive distributions in the event of our dissolution or liquidation, thereby diminishing the rights of the holders of Common Stock to receive distributions of our assets.  Shares of newly-issued Preferred Stock could also confer various other preferential rights, including rights entitling the holders of such shares to (i) appoint directors or consent to certain specified matters, either generally or under particular circumstances, or (ii) subscribe for the purchase of any of our securities offered by us in the future.

In addition, increasing the number of authorized but unissued shares of Preferred Stock may be construed as having an anti-takeover effect.  Although the Board is not proposing the amendment to the Certificate for this purpose, we could, subject to the Board’s fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid or any efforts to amend or repeal certain provisions of our organizational documents.  Such a use of these additional authorized shares of Preferred Stock could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by the Board.

Consequences of Failure to Approve Charter Amendment

If the proposed charter amendment is not approved by our stockholders, the Board would be required in the future to obtain stockholder approval of an amendment to the Certificate to pursue any contemplated issuance of shares of Preferred Stock in excess of our current authorized capital.  To obtain such stockholder approval, we would be required to solicit written consents of stockholders in lieu of a meeting, call a special meeting of stockholders or wait for the next annual meeting of stockholders.  This would likely result in increased costs and could delay or jeopardize the consummation of a strategic or financing transaction that the Board believed was in the best interests of the Company and its stockholders.  The Board believes that the potential delay and expense in seeking stockholder approval for a specific issuance of Preferred Stock could deprive the Company and its stockholders of the ability to benefit from any such transactions that may arise in the future.

Vote Required

The proposed charter amendment will require the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock.

If the charter amendment is adopted by the stockholders, it will become effective when we file a certificate of amendment to our Certificate with the Delaware Secretary of State.  The terms of the proposed charter amendment are attached hereto as Appendix A.

Our Board of Directors unanimously recommends a vote FOR the increase in the number of authorized shares of Preferred Stock from 1,000,000 to 2,500,000 shares.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and the financial reporting process.  Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, and to issue reports thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes and, subject to stockholder ratification, to appoint the independent auditor.

In connection with the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, we have (i) reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2013, (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants, and (iii) received and reviewed written disclosures and a letter from the independent auditors related to applicable requirements for the Public Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with the auditors the auditors’ independence.  Based on the reviews and discussions referred to above, we have recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor, including the services described in the table below.  Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  The Audit Committee pre-approved 100% of the fees described in the table below for the fiscal year ended December 31, 2013.

The Audit Committee determined that the provision of non-audit services discussed above is compatible with maintaining the independence of PricewaterhouseCoopers LLP from the Company.

Submitted by the Audit Committee:

Kenneth H. Beer, H. Merritt Lane, III, Edwin A. Lupberger, and T. Lee Robinson, Jr.

The following table sets forth the fees for professional services rendered for payment by PricewaterhouseCoppers LLP, our independent accountants, for fiscal years 2012 and 2013:

	Amount Billed for Fiscal Year Ended
	December 31, 2013	December 31, 2012
Audit Fees(1).........................................................	$ 695,090	$ 712,188
Audit-Related Fees(2)...............................................	174,046	84,500
Tax Fees(3)...........................................................	31,500	37,000
All Other Fees.........................................................	0	0
Total Fees	$ 900,636	$ 833,688

(1)Audit Fees include fees for the audit of our consolidated financial statements and internal control over financial reporting, review of the interim consolidated financial statements included in our quarterly reports and services related to our annual reports on Form 10-K for the periods presented, which were filed for the purpose of including the financial statements of certain foreign unconsolidated subsidiaries.

(2)Audit-Related Fees include fees related to specific transactions outside the original scope of the Annual Audit and services related to statutory audits of certain of our subsidiaries.

(3)Tax Fees include fees for tax compliance and consultant services.

PROPOSAL TO RATIFY THE RETENTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 3)

Our 2013 financial statements were audited by PricewaterhouseCoopers LLP (“PwC”). The Audit Committee of the Board has appointed PwC as our independent auditors for the fiscal year ending December 31, 2014 and the Board is submitting that appointment to its stockholders for ratification at the Annual Meeting.  Although stockholder ratification of PwC appointment is not legally required, we are submitting this matter to the stockholders, as in the past, as a matter of good corporate practice.  Representatives of PwC will be present at the Annual Meeting, are expected to be available to respond to appropriate questions, and will have an opportunity to make a statement if they wish.  If the stockholders fail to vote on an advisory basis in favor of the appointment of PwC at the meeting, the Audit Committee will reconsider whether to retain PwC and may appoint that firm or another without re-submitting the matter to the stockholders.  Even if the stockholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.  In connection with selecting the independent auditor, the Audit Committee reviews the auditor’s qualifications, control procedures, cost, proposed staffing, prior performance and other relevant factors.

Ratification of PwC’s appointment as our independent auditors for 2014 will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

Our Board of Directors unanimously recommends a vote FOR the approval of this proposal.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)
(PROPOSAL 4)

This year, we are once again providing you with the opportunity to vote on a non-binding advisory resolution to approve the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to SEC rules.  This disclosure includes the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and the accompanying narrative compensation disclosures.  In connection with the Annual Meeting, stockholders will be asked to vote on the following resolution:

RESOLVED, that the compensation of the Named Executive Officers as disclosed in the proxy statement for the Company’s 2014 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby approved.

We understand that executive compensation is an important matter for our stockholders.  Our core executive compensation philosophy and practice continues to be to pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders.  In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A, the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

This proposal, commonly known as the “say-on-pay” proposal, gives you the opportunity to express your view.  This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation policies and practices with respect to our Named Executive Officers as described in this proxy statement.  It is our current policy to provide you with this advisory vote annually.

While this vote is advisory and will not be binding on the Company or the Board, it will provide valuable information to our Compensation Committee regarding stockholder sentiment about our executive compensation.  We invite stockholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Board of Directors – Communicating with Directors.”

Approval of this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

Our Board of Directors unanimously recommends that you vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement by voting FOR this proposal.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Policy on Related Party Transactions

Our policy on related party transactions requires that such transactions be approved by our Chief Financial Officer, who is responsible for reporting approved transactions to management and to the Audit Committee.  For the purposes of this policy, related parties include our employees, our affiliates, our principal owners, members of the immediate family of our employees or principal owners, trusts for the benefit of our employees, and any entity for which our investment is accounted for by the equity method.  Examples of transactions addressed by the policy include the sale or purchase of assets, leasing of property or equipment, and charges for consulting or administrative services.  Related party transactions are reviewed annually by the Audit Committee pursuant to its Charter, and the Nominating and Governance Committee annually assesses transactions that are considered in determining the independence of the non-management directors.

Related Party Transactions and Relationships in 2013

R. Christian Johnsen, a son of Erik F. Johnsen (our former Chairman of the Board), the brother of Erik L. Johnsen (our President), the cousin of Niels M. Johnsen, and a member of the Johnsen Family, serves as our Secretary and is a partner and member of the Board of Directors of the law firm of Jones Walker LLP, which has represented us since our inception.  We paid fees of $2,117,289 to the firm for legal services rendered to us during 2013.  We believe that these services are provided on terms at least as favorable to us as could be obtained from unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC.  There were no late filings in fiscal year 2013.

OTHER MATTERS

Stockholder Proposals and Nominations

In order to be eligible for inclusion in our 2015 proxy materials pursuant to the federal proxy rules, any stockholder proposal to take action at such meeting must be received at our principal executive offices by November 13, 2014, and must comply with applicable federal proxy rules.  In addition, our by-laws require stockholders to furnish timely written notice of their intent to nominate a director or bring any other matter before a stockholders’ meeting, whether or not they wish to include their proposal in our proxy materials.  In general, notice must be received by our Secretary between November 1, 2014 and January 30, 2015 and must contain specified information concerning, among other things, the matters to be brought before such meeting and concerning the stockholder proposing such matters.  If the date of the 2015 annual meeting is more than 30 days earlier or 60 days later than April 30, 2015, notice must be delivered within the time frames specified in our by-laws, which are publicly available or may be obtained as described above under “Board of Directors – Availability of Corporate Governance Materials.”  For additional information on these procedures, see “Election of Directors – Ability of Stockholders to Nominate Directors.”

BY ORDER OF THE BOARD OF DIRECTORS

R. CHRISTIAN JOHNSEN

Secretary

Mobile, Alabama

March 13, 2014

APPENDIX A – PROPOSED CHARTER AMENDMENT

If the proposed charter amendment is adopted by the stockholders, Section A(1) of Article IV of our Certificate would be amended and restated as follows:*

A. General.

1. The total number of shares of stock that the Company shall have authority to issue is ~~21~~ 22.5 million shares, of which 20 million shall be common stock with a par value of $1.00 per share (the “Common Stock”), and ~~one~~ 2.5 million shall be preferred stock with a par value of $1.00 per share (the “Preferred Stock”).

PROXY

This Proxy is Solicited on Behalf of the Board of Directors of

INTERNATIONAL SHIPHOLDING CORPORATION

    The undersigned hereby (a) acknowledges receipt of the notice of annual meeting of stockholders of International Shipholding Corporation to be held in the Executive Board Room, 18th Floor, RSA Battle House Tower, 11 North Water Street, Suite 18290, Mobile, Alabama, on Wednesday, April 30, 2014, at 2:00 p.m., Central Time; (b) appoints Niels M. Johnsen, Erik L. Johnsen and William H. Hines, or any one or more of them, as proxies, each with the power to appoint his substitute, and (c) authorizes each of them to represent and to vote, as designated on the reverse side of this Form of Proxy, all of the shares of common stock of International Shipholding Corporation held of record by the undersigned on March 5, 2014, at the annual meeting of stockholders to be held on April 30, 2014, or any postponements or adjournment thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

INTERNATIONAL SHIPHOLDING CORPORATION

April 30, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Proxy materials relating to this meeting are available at http://www.astproxyportal.com/ast/03200/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

2083030300000000000 2 043014

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- O Kenneth H. Beer
- O Erik L. Johnsen
- O Niels M. Johnsen
- O H. Merritt Lane III
- O Edwin A. Lupberger
- O James J. McNamara
- O Harris V. Morrissette
- O T. Lee Robinson, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Approve an amendment to the Company's certificate of incorporation to increase the number of shares of preferred stock authorized for issuance.	☐	☐	☐
3. Ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors for the Company for the fiscal year ending December 31, 2014.	☐	☐	☐
4. Advisory vote to approve the Company's executive compensation as disclosed in the Company's accompanying 2014 proxy statement.	☐	☐	☐

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed but no directions are given, this proxy will be voted FOR all Nominees for Director and FOR Proposals 2, 3 and 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.